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                                  UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 27, 2007

                              AMEDIA NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

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           Delaware                     0-22055                  11-3223672
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 (State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)
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                   2 CORBETT WAY, EATONTOWN, NEW JERSEY 07724
          (Address of principal executive offices, including Zip Code)

                                 (732) 440-1992
              (Registrant's telephone number, including area code)

         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

        The information set forth under Item 2.03 of this current report on Form 8-K is hereby incorporated by reference into this Item 1.01.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT;

        On February 27, 2007, Amedia Networks, Inc. (the "Company") obtained an additional short-term working capital loan (hereinafter, the "Loan") in the gross amount of $500,000 from an institutional stockholder and a previous investor. The Loan is evidenced by the Company's promissory note in the principal amount of $531,000 (the "Note") and becomes due and payable on the earliest to occur of (i) the date on which the Company consummates a subsequent financing that generates, on a cumulative basis with all other financings, gross proceeds to the Company of at least $2 million or (ii) May 31, 2007. Other than the Note, no additional instrument or securities convertible into shares of the Company's common stock were issued to such investor. Other than for the maturity date, the loan was substantially similar to the short-term working capital loan that was advanced to the Company on January 19, 2007 (the "Previous Short-Term Loan") , the terms of which were disclosed in the Company's Current Report on Form 8-K that was filed on January 25, 2007 (the "Previous 8-K).

        Under the terms of the Note, the holder may declare the Note immediately due and payable upon the occurrence of any of the following events of default:
(i) failure to pay principal or any other amount due under the Note when due,
(ii) material breach of any of the representations or warranties made in the Note, (iii) failure to observe any undertaking contained in the Note or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice, (iv) the Company's admits in writing as to its inability to pay its debts generally as they mature, makes an assignment for the benefit of creditors or commences proceedings for its dissolution, or applies for or consents to the appointment of a trustee, liquidator or receiver for our or for a substantial part of its property or business, (v) the Company's insolvency or liquidation or a bankruptcy event, (vi) the entry of money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days.

        The Company also applied approximately $153,663 of the proceeds to pay down amounts owing with respect to the short-term notes that came due on February 20, 2007 (the "2006 Notes"). The 2006 Notes were issued between October 23, 2006 and December 28, 2006 to the purchasers of the Company's Series B 8% Convertible Preferred Stock and the Series A 7% Convertible Preferred Stock in the aggregate face amount of approximately $1.535 million in consideration of bridge loans in the aggregate gross amount of $1.45 million that were advanced to Company. At the request of the Company, holders of approximately $1.463 million in principal amount of the 2006 Notes agreed to extend the maturity date of such notes until March 22, 2007 in consideration of the Company's payment of a portion of the principal of their respective 2006 Notes, as referred to above and the Company's agreement that the interest on the unpaid balance of the outstanding principal amount of these loans will accrue interest at a rate of 24% per annum. Platinum Partners Value Arbitrage Fund, one of the holders of the 2006 Notes, was the sole investor that did not agree to the extension and accordingly its note in the principal amount of $71,020 was paid in full. After the payment of the amounts with respect to the 2006 Notes and certain due diligence and closing related fees, the Company received net proceeds from the Loan of approximately $290,000. The net proceeds of the Loan will be used for working capital purposes.

        In addition, the Company obtained a loan in the principal amount of $150,000 on February 16, 2007 from Mr. Juan Mendez, the Chairman of its board of directors; an additional loan in the principal amount of $10,000 was also advanced to the Company on February 15, 2007 by James D. Gardner, the Company's Chief Financial Officer. The proceeds of these loans were used to meet the Company's immediate operating requirements. The loans were made pursuant to the Company's demand promissory note. Interest on the loan accrues at the rate of 24% per annum.

        The securities referred to above have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The Company believes that the issuance of the foregoing securities was exempt from registration under
Section 4(2) of the Act as transactions not involving a public offering.

        The foregoing description of the Loan is qualified in its entirety by the note attached as an exhibit to the Previous 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

None


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

   DATED: FEBRUARY 28, 2007

                                      /s/ Frank Galuppo
                                      -------------------------------------
                                      FRANK GALUPPO
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER